Exhibit 99.2

DISCOVERY PARTNERS

HOSTS:	Riccardo Pigliucci
Craig Kussman

DATE:	October 21, 2003

TIME:	11:00 a.m. EST

Operator:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International third quarter 2003 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners third quarter 2003 financial results conference.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter ended September 30, 2003, update the guidance for the fourth quarter of 2003 and give preliminary guidance for 2004. As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operation, our development efforts and our business environment including the establishment of offshore chemistry operations, our ability to establish collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and earnings per share in 2003, the integration of acquired business and the trend towards consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors and other risks and uncertainties more fully described in the company’s annual report on form 10K for the year ending December 31, 2002, as filed with the Securities and Exchange Commission and other SEC filings.

In addition, in response to Reg. G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures such as EPS or Gross Margin before restructuring charges or other provisions but will only highlight the magnitude of the charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8K. Now I will turn the call over to Craig Kussman, Discovery Partners CFO to discuss our financial performance.

Craig Kussman: Thanks Riccardo and Good Morning:

Revenues for the third quarter ending September 30, 2003, were $11.4 million, 8 percent above the third quarter of 2002 due to increases in exclusive compound supply and high-throughput screening revenues, which offset decreases in non-exclusive compound supply revenues.  Revenues for the third quarter were $0.2 million above the second quarter of 2003.  Pfizer accounted for 66 percent of our revenues during the third quarter, versus 64 percent in the second quarter.

Gross margin, as a percentage of revenue, for the third quarter of 2003 was 40 percent, up from 34 percent in the third quarter of 2002, and up from 36 percent in the second quarter of 2003.  The improvement in gross margin is primarily due to higher screening volumes, higher exclusive chemistry compound production volumes, savings in materials costs and other operating efficiencies.  The higher chemistry compound production volumes, which were in excess of our delivery commitments, have now given us a buffer, and, hence, greater visibility against future deliveries.  However, our ability to sustain these higher volumes in the future will be contingent on winning new business.

Research and development costs for the third quarter of 2003 were $0.5 million, down from $1.3 million in the third quarter of 2002 and $0.1 million lower than the second quarter of 2003.  The decrease in research and development costs is due to the redeployment of development scientists and engineers to the direct revenue generating activities of customer funded R&D programs and collaborations.

SG&A costs for the third quarter of 2003 were $3.4 million, down from $3.5 million in the third quarter of 2002 and unchanged versus the second quarter of 2003.  The decrease in SG&A costs versus prior year is primarily due to G&A cost containment actions and the absence of executive recruiting and relocation costs, which more than offset higher personnel costs.

Restructuring costs related to the closure of the Company’s Tucson facility were $0.3 million for the third quarter of 2003, which included moving, relocation and other costs.  The Company does not expect to incur any remaining restructuring costs related to the Tucson closure.

The company reported a $0.1 million profit from operations during the third quarter, including the $0.3 million of restructuring costs, due to the improvement in gross margin.  This marks the first quarterly operating profit in the company’s history.

Interest income was $0.4 million for the third quarter of 2003, a 15% decrease from last year due to declines in the U.S. interest rates and a marginal decrease in the average cash balance.  Interest income was unchanged versus the second quarter of 2003.

Net income for the third quarter ended September 30, 2003 was $0.5 million, or $0.02 per share, which included $0.3 million, or $0.01 per share, of restructuring expense related to the closure of our Tucson chemistry operations.  This compares to a reported net loss of $0.8 million, or $0.03 per share, in the third quarter of 2002.

For the nine months ended September 30, 2003, revenues were $35.4 million, up 22 percent from the $29.0 million result for the same period in 2002.  The revenue growth was primarily due to increases in exclusive compound supply and high throughput screening revenues, which were partially offset by decreases in nonexclusive compound supply revenues.

For the nine months ended September 30, 2003, gross margin as a percentage of revenues was 34 percent, up from 9 percent for the same period in 2002, which included provisions related the discontinuation of the Company’s non-exclusive compound supply business equaling 25 percent of revenue.  The improvement in gross margin for the first nine months of 2003 was primarily due to the absence of provisions related to the discontinued product line.  Higher screening volumes, higher exclusive chemistry compound production volumes, and lower materials costs associated with inventory cost management initiatives undertaken in 2003, offset decreases in instrumentation gross margins.

Research and development costs for the nine months ended September 30, 2003 were $1.9 million, down from $5.1 million in the same period in 2002.  The decrease in research and development costs versus last year is due to the redeployment of development scientists and engineers to the direct revenue generating activities of customer’s funded R&D programs and collaborations.

SG&A costs for the nine months ended 2003 were $9.9 million, up slightly from $9.8 million last year.  Additions to personnel costs were offset by other cost containment actions.

As mentioned previously, restructuring costs related to the closure of the Company’s Tucson facility were $1.9 million in the first nine months of 2003.  The Company did not incur a similar expense in the same period of 2002.

Interest income for the nine months ended September 30, 2003 was $1.4 million, down slightly from $1.5 million last year due to declines in the U.S. interest rates and our average cash balance, offset by realized gains on investments.

Net loss for the nine months ended September 30, 2003 was $0.4 million, or $0.02 per share, which included $1.9 million, or $0.08 per share, of restructuring expense related to the closure of our Tucson chemistry operations, compared to a reported net loss of $11.2 million, or $0.46 per share, for the same period in 2002, which reflected $7.3 million, or $0.30 per share of provisions related to the discontinuation of the Company’s non-exclusive compound supply business.

Cash and short-term investments at September 30, 2003 were $70.0 million, down $0.8 million from our cash balance at June 30, 2003 primarily due to the timing of inventory working capital requirements, the repayment of $0.6 million of capital leases, and restructuring payments of $0.6 million, which were partially offset by the decrease in net fixed assets and net income.

Now let me ask Riccardo to review the operations for Q3 and the outlook for the remainder of 2003 and for 2004:

Riccardo Pigliucci:

Thank you, Craig.  I’m very pleased to, again, report to our current and potential investors a record quarter for Discovery Partners.  We have achieved our expectations and a new milestone in our financial performance. In addition to delivering our highest reported EPS ever, for the first time in the company history we are pleased to report a profit from operations. We are very proud of this achievement especially in a quarter that still included over $300K in restructuring charges for the closure of our Tucson operation.

We are also continuing to announce an impressive array of operational and business development accomplishments.

On the operational side, during the quarter we have started to realize the benefits of our restructuring and increased the operating efficiency at all our facilities but especially in South San Francisco and Basel. Also during Q3, we increased the number of projects executed in India and completed the relocation of equipment and management personnel from the US. The increased efficiency of our operations has allowed us to schedule chemistry production ahead of some of our delivery commitments to create an inventory buffer and a more predictable shipment pattern for the future.  This resulted in a slightly higher inventory level and in favorable gross margin variances for the quarter due to over absorption of manufacturing capacity. On the Business Development front we announced at the beginning of Q3 a major strategic alliance with Bruker AXS, a leading producer of x-Ray crystallography systems, to market and distribute world wide our Crystal Farm Protein Crystallization and imaging system. This is a major acknowledgement of the capabilities of our system and allows DPI to take advantage of Bruker’s significant global Sales and Marketing infrastructure. We expect to start shipments of units to Bruker during Q4.

On September 25, we announced a licensing agreement with Astra-Zeneca under which Astra-Zeneca receives world wide, non-exclusive rights to our patents in the field of in-vitro gene expression profiling to predict toxicity of chemical compounds. This is a particularly important development as Astra-Zeneca was one of the companies originally opposing the issuance of our patents at the European Patent Office prior to the ruling in our favor earlier this year. And finally, yesterday we announced a significant expansion of an existing collaboration with Inspire Pharmaceuticals for the optimization of lead compounds in the P2 receptor family that may be important across multiple therapeutic areas. We are of course delighted every time one of our collaborators expands its relationship with Discovery Partners. This is the best evidence of the quality and value of our contribution to our partner’s drug discovery efforts and a tangible indicator of a sustainable business model.

For the past 12 months, at every earnings conference call we communicated our concerns on the status of the biotechnology and pharmaceutical industries. We are starting to see signs of renewed investments in most larger companies, and the funding outlook for some biotechnology operations has also somewhat improved. While it is too early to predict if the current market conditions will bring a major influx of capital to this industry, we are cautiously becoming more optimistic in our fundamental outlook and short-term expectations.  Primarily based on this sentiment and the strength of our shippable backlog, which is in excess of 12 million dollars for the fourth quarter of this year, we are comfortable in increasing our earnings estimate for Q4 to $ 0.03 per share, which will bring the Company to positive reported EPS for the year.

Although we are still in the planning stages for our 2004 budgets, we can release preliminary guidance for next year. In 2004 we expect to continue to deliver a revenue growth rate in the mid-teens and achieve EPS growth over this year’s reported results by delivering EPS in the mid-teens cents per share range.

This concludes the second part of our conference call.  I’m available to answer questions at this time and we urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.  Thank you.

Operator:  The question and answer session will begin at this time.  If you’re using a speakerphone, please pickup the handset before pressing any numbers.  Should you have a question, please press star one on your push button telephone.  If you wish to withdraw your question, please press star two.  Your question will be taken in the order it is received.  Please stand by for your second question.